UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 6, 2012

LiqTech International, Inc.
(Exact name of registrant as specified in charter)

Nevada	000-53769	20-1431677
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Industriparken 22C, 2750 Ballerup, Denmark
(Address of principal executive offices)	(Zip Code)

+4544986000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 6, 2012, the Board of Directors (the “Board”) of LiqTech International, Inc., a Nevada corporation (the “Company”) appointed Jens Kampmann to serve as a member of the Board.  Mr. Kampmann was appointed by the Board to fill a vacancy created when the Board increased the authorized number of directors from five (5) to six (6) members by unanimous written consent of the Board in accordance with the Company’s Bylaws.

Mr. Kampmann served as Denmark’s first Minister for the Environment from 1971 to 1973. Later, he also held the cabinet posts of Minister for Transportation and Minister for Taxation.  In 1978, Mr. Kampmann left public service in Denmark to become Director General of the Danish Environmental Protection Agency, where he is still remembered as one of the most significant leaders in the history of the agency.  In 1990, he accepted the position as General Manager of Invest Miljø A/S, a “green” venture capital investment vehicle owned by Denmark’s leading pension funds.  At the same time, Mr. Kampmann also served for 22 years as board member and Chairman of Sund & Bælt, a company responsible for some of the largest public works projects in Danish history.  Mr. Kampmann has served and continues to serve as a board member for numerous Danish companies, including Denmark’s largest energy company, DONG Energy AS, from 2005 through 2012. Mr. Kampmann is not presently and has not been in the previous five (5) years, a director of any other company subject to periodic reporting requirements under the federal securities laws, any company subject to the requirements of Section 15(d) of the Exchange Act of 1934, as amended or any company registered as an investment company under the Investment Company Act of 1940, as amended.  Mr. Kampmann receieved his MSc degree in Economics from Copenhagen University in 1962.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIQTECH INTERNATIONAL, INC.

Date: June 12, 2012	/s/ Soren Degn
Soren Degn
Chief Financial Officer